For:       Avatex Corporation

Contact:   Grady E. Schleier
           Senior Vice President and Chief Financial Officer
           (214) 365-7450



                          AVATEX CORPORATION ANNOUNCES
                        STOCKHOLDER APPROVAL OF PROPOSED
                        MERGER AND ELECTION OF DIRECTORS
                        --------------------------------

           DALLAS, TX -- December 6, 1999-- Avatex Corporation (OTC Bulletin
Board: AVAX) announced that, at today's annual meeting of stockholders, its common and preferred stockholders approved the previously announced proposed merger of Avatex and Xetava Corporation. Approximately 76% of the holders of Avatex's $5.00 cumulative convertible preferred stock, 76% of the holders of its $4.20 cumulative exchangeable preferred stock, and 66% of the holders of its common stock voted in favor of the merger. Avatex also announced that the Delaware Court of Chancery approved the settlement of certain litigation that had been brought on behalf of holders of Avatex preferred stock in 1998. The litigation was settled in consideration for the terms of the merger agreement approved by Avatex's stockholders and certain other consideration.

           Under the merger, Xetava will merge with and into Avatex, and Avatex's existing preferred stockholders will receive new common stock of Avatex or a combination of cash, secured notes, warrants and other consideration. Avatex's existing common stockholders will receive new common stock of Avatex. Avatex expects the transaction to close on Tuesday, December 7, 1999, after which its new common stock, notes and warrants may be available for trading, and its existing $5.00 preferred stock and $4.20 preferred stock will cease to be outstanding.

           In addition, Avatex announced that holders of its common stock re-elected four members of its Board of Directors at the annual meeting. William
A. Lemer and John L. Wineapple were re-elected to serve on the Board until Avatex's annual meeting of stockholders in 2001, and Abbey J. Butler and Melvyn
J. Estrin were re-elected to serve on the Board until Avatex's annual meeting of stockholders in 2002.

           Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 38% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.